EXHIBIT 4.1

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") dated June 12, 2023, is entered into by and between BARRETT BUSINESS SERVICES, INC., a Maryland corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Third Amended and Restated Credit Agreement between Borrower and Bank dated March 1, 2022, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 1.1. (a) is hereby amended by deleting "July 1, 2024" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "July 1, 2026." Any promissory note delivered in connection with this Amendment shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement.

2. Section 1.1. (c) is hereby deleted in its entirety, and the following substituted therefor:

“(c) Standby Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Subfeature Standby Letter of Credit” and collectively, “Subfeature Standby Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Subfeature Standby Letters of Credit shall not at any time exceed Twenty-Five Million Dollars ($25,000,000.00). The form and substance of each Subfeature Standby Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Subfeature Standby Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Subfeature Standby Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Subfeature Standby Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Subfeature Standby Letter of Credit shall be issued with, nor shall Bank be required to renew or (if applicable) allow automatic renewal of any Subfeature Standby Letter of Credit so that it will have, an expiration date that is subsequent to the maturity date of the Line of Credit (with any such Subfeature Standby Letter of Credit with an expiration date subsequent to the maturity of the Line of Credit to be referred to as an “Extended Date Letter of Credit”) unless Borrower immediately upon demand by Bank at any time, provides Bank with cash collateral (which may be in addition to or, if agreed by Bank, may be a replacement for, such other collateral that may have been granted by Borrower to Bank, pursuant to this Agreement or otherwise), consisting of a deposit account maintained by Borrower with Bank in an amount that is not less than one hundred five percent (105%) of the undrawn amount of such Extended Date Letter of Credit, as evidenced by and subject to the security agreements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank; and provided further, that in no event shall any Extended Date Letter of Credit have a then current expiration date more than three hundred sixty-five (365) days beyond the maturity date of the Line of Credit.”

3. The following is hereby added to the Credit Agreement as Section 1.1. (d):

“(d) Increase in Line of Credit Amount. Borrower may, at any time during the term of the Line of Credit, request an increase in the aggregate principal amount of the Line of Credit of up to $50,000,000.00 (which shall not result in the aggregate principal amount of the Line of Credit hereunder exceeding $100,000,000.00) by submitting such request in writing to Bank specifying the dollar amount of the increase. Bank may approve such request, so long as (i) credit approves such request, which shall be at Bank’s sole and absolute discretion, (ii) before and after such increase, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an event of Default, shall have occurred and be continuing or shall exist, and (iii) Borrower executes and delivers any loan documentation related to such increase as requested by Bank, including, but not limited to, a new promissory note or modification to the Line of Credit Note evidencing such increase.”

4. Section 1.2. (c) is hereby deleted in its entirety, and the following substituted therefor:

“(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to thirty-five hundredths percent (0.35%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first day of each July, December, January and April, commencing on July 1, 2023."

5. Section 4.9. (b) is hereby deleted in its entirety, and the following substituted therefor:

"(b) Tangible Net Worth not less than $50,000,000.00 at each fiscal quarter end, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals."

6. Section 5.3. is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 5.3. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidated with any other entity; (b) make any substantial change in the nature of Borrower’s or any Affiliate’s business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity, except for a Permitted Acquisition (as defined below); (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s or any Affiliate’s assets except in the ordinary course of its business, nor (e) accomplish any of the above by virtue of a division or similar transaction. “Permitted Acquisition” means any acquisition by Borrower of all or substantially all of the operating assets of any person or entity so long as all of the following conditions are satisfied: (i) the acquisition is consummated in compliance with applicable law, (ii) there exists no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute and Event of

Default, and no such Event of Default or potential Event of Default results after giving effect to the acquisition, (iii) the aggregate consideration (valuing any non-cash consideration at its fair market value, and including without limitation the amount of all liabilities assumed or acquired) does not exceed $25,000,000.00 for each such acquisition and does not exceed $25,000,000.00 in the aggregate in any fiscal year, and (iv) Borrower provides Bank with notice of the acquisition at least thirty (30) days prior thereto.”

7. The effective date of this Amendment shall be the date that all of the following conditions set forth in this Section have been satisfied, as determined by Bank and evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Amendment, Bank shall not be obligated to extend credit under this Amendment or any other Loan Document until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

(a) Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Amendment shall be satisfactory to Bank's counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i) This Amendment and each promissory note or other instrument or document required hereby.

(ii) Such other documents as Bank may require under any other Section of this Amendment.

(c) Regulatory and Compliance Requirements. All regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

(d) Change fee. Immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $50,000.00.

8. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

9. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment and as of the date of Borrower’s execution of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT -FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be effective as of the effective date set forth herein.

BARRETT BUSINESS SERVICES, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Anthony J. Harris	By:	/s/ David Cruz
	ANTHONY HARRIS, CHIEF FINANCIAL OFFICER		DAVID CRUZ, DIRECTOR